EXHIBIT 11.1


                     TRANSPORT CORPORATION OF AMERICA, INC.
                    Computation of Earnings per Common Share

                                                 THREE MONTHS ENDED                    SIX MONTHS ENDED
                                                      JUNE 30,                             JUNE 30,
                                          ------------------------------      ------------------------------
                                               1998              1997              1998              1997
------------------------------------------------------------------------------------------------------------
Net earnings                              $  2,214,000      $  2,074,000      $  3,514,000      $  3,062,000
------------------------------------------------------------------------------------------------------------

Average number of common
    shares outstanding                       6,712,746         6,590,141         6,691,223         6,552,883

Dilutive effect of outstanding stock
    options and warrants                        72,454           138,293            85,212           179,248
------------------------------------------------------------------------------------------------------------

Average number of common and common
    equivalent shares outstanding            6,785,200         6,728,434         6,776,435         6,732,131
------------------------------------------------------------------------------------------------------------

Basic earnings per share                  $       0.33      $       0.31      $       0.53      $       0.47

Diluted earnings per share                $       0.33      $       0.31      $       0.52      $       0.45
